EXHIBIT 99.1

Consolidated Communications Reports First Quarter 2018 Results

  Grew commercial and carrier data and transport revenue 1.4 percent year over year
  Fiber connections for wireless carriers under contract increased 13 percent
  FairPoint integration on target to achieve $55 million in synergies
  Declared 52nd consecutive quarterly dividend, supported by a strong payout ratio

MATTOON, Ill., May 03, 2018 (GLOBE NEWSWIRE) --  Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) (the “Company”) reported results for the first quarter 2018 and will hold a conference call and simultaneous webcast to discuss its results today at 10 a.m. ET.

First quarter 2018 Consolidated Communications financial summary:

  Revenue totaled $356 million
  Net cash from operating activities was $90.8 million
  Adjusted EBITDA was $135.1 million
  Dividend payout ratio was 61.9 percent

“We had a strong start to 2018 and I’m pleased with the quarter which supports the declaration of our 52nd consecutive quarterly dividend,” said Bob Udell, president and chief executive officer of Consolidated Communications. “We increased our fiber connections for wireless carriers under contract by 13 percent year over year, a notable increase with sales in first quarter exceeding full year 2017 results. We are pleased to realize another quarter of 1.4 percent growth in commercial and carrier data and transport revenue. While the majority of this growth is from our legacy properties, we see additional upside opportunity as we implement our proven playbook in the former FairPoint markets.”

“We are executing well on our integration and fast start initiatives associated with the acquisition,” added Udell. “Our plan and strategy of investing and expanding our fiber network is working as we upgrade broadband speeds and enhance our product offerings, bringing more competitive solutions to our customers.”

Pro Forma Financial Results for the First Quarter

The pro forma results give effect to the FairPoint acquisition as if it had occurred as of Jan. 1, 2016.

  Revenues were $356 million, compared to $371.8 million for the first quarter of 2017. Results continue to reflect expected declines in voice and network access revenues, while commercial and carrier data and transport service revenue increased 1.4 percent or $1.2 million. Consumer broadband increased $300,000, while video, a low margin product, declined $1.9 million. In the quarter, the FCC approved our petition regarding Local Switching Support (LSS), resulting in an increase in revenue of $4.9 million, of which $4 million was attributed to periods prior to 2018. The on going increase in LSS revenue is projected to be approximately $1 million per quarter.
  Income from operations was $8.9 million, compared to $11.1 million in the first quarter of 2017. The year-over-year decline of $2.3 million is due to lower revenue, offset by reductions in operating expenses from synergy realization and efficiency improvements. In the quarter we incurred approximately $3 million in storm recovery and weather related expenses from multiple winter storms in our northern New England markets. In addition, reported expenses in the quarter were lower by $3 million due to a change in accounting for sales acquisition costs as a result of the adoption of the new revenue recognition standard, ASC 606.
  Interest expense, net was $32.7 million, compared to $28.5 million for the same period last year. The change is in part due to increases in LIBOR and non-cash costs of $2.3 million associated with additional interest rate swaps to increase our percentage of fixed debt to approximately 75 percent.
  Other income, net was $8.4 million, compared to $3.5 million in the first quarter of 2017, mainly due to increased income from the Company’s minority interest in wireless partnerships.
  Cash distributions from the Company’s wireless partnerships were $9.5 million for the first quarter compared to $5.6 million for the prior year period.
  On a GAAP basis, net loss was $11.2 million and GAAP loss per share was ($0.16). Adjusted diluted net income per share excludes certain items in the manner described in the table provided in this release.  Adjusted diluted net income per share was ($0.07) in the first quarter, compared to $0.11 the same period last year.  Additionally, net income per share has been impacted by approximately ($0.11) due to increased depreciation and amortization associated with the valuation of the FairPoint assets.
  Adjusted EBITDA was $135.1 million compared to pro forma $128.5 million a year ago. The year-over-year increase is primarily due to increases in wireless cash distributions and changes in revenues and expenses as previously described.
  The total net debt to pro forma last 12-month adjusted EBITDA ratio was 4.31x, before giving effect to full targeted synergies of $55 million which are expected to be realized within the first two years from closing the FairPoint acquisition.

Cash Available to Pay Dividends, Capex

For the first quarter, cash available to pay dividends was $44.3 million, and the dividend payout ratio was 61.9 percent compared to 80.5 percent in the first quarter a year ago. At March 31, 2018, cash and cash equivalents were $11.1 million.  Capital expenditures were $60.8 million for the first quarter.

Financial Guidance

The Company affirmed its 2018 guidance as follows:

($ in millions)	2017 Pro Forma Results	2018 Guidance
Cash interest expense[1]	$112.9	$123 to $128
Cash income taxes/refund[2]	$1.3	$1 to $3
Capital expenditures	$227.2	$235 to $245

(1) 2017 Pro Forma cash interest expense is based on actual interest expense incurred since the July 3, 2017 closing of the Fairpoint acquisition and pro forma for Jan. 1, 2017 through July 3, 2017 calculated as if the merger was in effect at Jan. 1, 2017.
(2) Cash income taxes primarily include local and state income taxes as federal income taxes will be shielded by existing net operating losses and the benefit of The Tax Cuts and Jobs Act of 2017 tax reform legislation that was enacted in December 2017.

Dividend Payments

On April 30, 2018, the Company’s board of directors declared a quarterly dividend of $0.38738 per common share, which is payable on Aug. 1, 2018 to stockholders of record at the close of business on July 15, 2018. This will represent the 52nd consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call and webcast today at 10 a.m. ET / 9 a.m. CT to discuss first quarter earnings and developments with respect to the Company. The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com. The live conference call dial-in number is 1-877-374-3981, conference ID 3788326. A telephonic replay of the conference call will be available through May 10, 2018 and can be accessed by calling 1-855-859-2056, conference ID 3788326.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ:CNSL) is a leading broadband and business communications provider serving consumers, businesses of all sizes, and wireless companies and carriers, across a 24-state service area.  Leveraging its advanced fiber optic network spanning more than 36,000 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: data, voice, video, managed services, cloud computing and wireless backhaul. Headquartered in Mattoon, Ill., Consolidated Communications has been providing services in many of its markets for more than a century.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “cash available to pay dividends” and the related “dividend payout ratio,” “total net debt to last twelve month adjusted EBITDA coverage ratio,” “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Preliminary Pro Forma Results

Estimated pro forma results of operations presented herein gives effect to the acquisition of FairPoint Communications, Inc. as if it had occurred on Jan. 1, 2016.  The estimated pro forma results include certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, including adjustments for depreciation and amortization of the acquired tangible and intangible assets acquired, interest expense on the debt incurred to complete the acquisition and to repay certain existing indebtedness of FairPoint, the exclusion of certain acquisition related costs and the tax impact of these pro forma adjustments.  These adjustments and the related results are based on a preliminary valuation of the estimated fair value of the net assets acquired, which is subject to change upon the final assessment and such changes could be material.  The estimated pro forma information is not intended to represent or be indicative of the results of the combined company that would have been obtained had the acquisition been completed as of the dates presented and should not be taken as representative of the future consolidated results of the combined company.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate FairPoint Communications, Inc.’s operations and realize the synergies from the integration, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to stockholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Company Contact

Lisa Hood, Consolidated Communications
Phone:  (844)-909-CNSL (2675)
Lisa.hood@consolidated.com

– Tables to follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	March 31,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$11,140	$15,657
Accounts receivable, net	134,095	121,528
Income tax receivable	21,892	21,846
Prepaid expenses and other current assets	40,202	33,318
Assets held for sale	21,524	21,310
Total current assets	228,853	213,659

Property, plant and equipment, net	2,019,399	2,037,606
Investments	107,114	108,858
Goodwill	1,032,912	1,038,032
Other intangible assets	292,560	306,783
Other assets	28,026	14,188
Total assets	$3,708,864	$3,719,126

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,014	$24,143
Advance billings and customer deposits	43,629	42,526
Dividends payable	27,602	27,418
Accrued compensation	53,689	49,770
Accrued interest	17,689	9,343
Accrued expense	77,331	72,041
Current portion of long-term debt and capital lease obligations	31,554	29,696
Liabilities held for sale	1,083	1,003
Total current liabilities	273,591	255,940

Long-term debt and capital lease obligations	2,317,398	2,311,514
Deferred income taxes	214,447	209,720
Pension and other post-retirement obligations	326,825	334,193
Other long-term liabilities	32,500	33,817
Total liabilities	3,164,761	3,145,184

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 71,252,576 and 70,777,354, shares outstanding
as of March 31, 2018 and December 31, 2017, respectively	713	708
Additional paid-in capital	591,092	615,662
Accumulated deficit	(11,298)	-
Accumulated other comprehensive loss, net	(42,159)	(48,083)
Noncontrolling interest	5,755	5,655
Total shareholders' equity	544,103	573,942
Total liabilities and shareholders' equity	$3,708,864	$3,719,126

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017

Net revenues	$356,039	$169,935
Operating expenses:
Cost of services and products	152,916	71,032
Selling, general and administrative
expenses	85,618	36,300
Acquisition and other transaction costs	731	1,329
Depreciation and amortization	107,899	42,195
Income from operations	8,875	19,079
Other income (expense):
Interest expense, net of interest income	(32,716)	(29,671)
Other income, net	8,395	4,713
Loss before income taxes	(15,446)	(5,879)
Income tax benefit	(4,248)	(2,174)
Net loss	(11,198)	(3,705)

Less: net income (loss) attributable to noncontrolling interest	100	(20)

Net loss attributable to common shareholders	$(11,298)	$(3,685)

Net loss per basic and diluted common shares
attributable to common shareholders	$(0.16)	$(0.07)

Consolidated Communications Holdings, Inc.
Pro Forma Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Pro Forma
	Three Months Ended
	March 31,
	2018	2017

Net revenues	$356,039	$371,843
Operating expenses:
Operating expenses (exclusive of depreciation
and amortization)	239,265	255,270
Depreciation and amortization	107,899	105,441
Income from operations	8,875	11,132
Other income (expense):
Interest expense, net of interest income	(32,716)	(28,544)
Other income, net	8,395	3,462
Loss before income taxes	(15,446)	(13,950)
Income tax benefit	(4,248)	(5,402)
Net loss	(11,198)	(8,548)
Less: net income (loss) attributable to noncontrolling interest	100	(20)

Net loss attributable to common shareholders	$(11,298)	$(8,528)

Net loss per basic and diluted common share
attributable to common shareholders	$(0.16)	$(0.12)

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
OPERATING ACTIVITIES
Net loss	$(11,198)	$(3,705)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	107,899	42,195
Deferred income taxes	2	22
Cash distributions from wireless partnerships in excess of earnings	1,862	523
Non-cash, stock-based compensation	678	538
Amortization of deferred financing	1,161	4,400
Other adjustments, net	2,340	(4)
Changes in operating assets and liabilities, net	(11,902)	7,749
Net cash provided by operating activities	90,842	51,718
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(60,808)	(29,025)
Proceeds from sale of assets	144	43
Distributions from investments	233	-
Net cash used in investing activities	(60,431)	(28,982)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	27,000	7,000
Payment of capital lease obligations	(2,923)	(1,289)
Payment on long-term debt	(31,588)	(9,250)
Share repurchases for minimum tax withholding	-	(41)
Dividends on common stock	(27,417)	(19,604)
Net cash used in financing activities	(34,928)	(23,184)
Net change in cash and cash equivalents	(4,517)	(448)
Cash and cash equivalents at beginning of period	15,657	27,077
Cash and cash equivalents at end of period	$11,140	$26,629

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Commercial and carrier:
Data and transport services (includes VoIP)	$86,025	$50,904
Voice services	52,161	22,026
Other	11,863	3,902
	150,049	76,832
Consumer:
Broadband (VoIP and Data)	63,111	28,393
Video services	22,834	23,104
Voice services	52,062	13,042
	138,007	64,539

Subsidies	25,255	10,572
Network access	39,715	14,553
Other products and services	3,013	3,439
Total operating revenue	$356,039	$169,935

Consolidated Communications Holdings, Inc.
Pro Forma Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Pro Forma, Three Months Ended
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Commercial and carrier:
Data and transport services (includes VoIP)	$86,025	$86,145	$85,644	$85,213	$84,856
Voice services	52,161	54,137	54,270	56,180	56,357
Other	11,863	11,709	13,366	13,562	12,238
	150,049	151,991	153,280	154,955	153,451
Consumer:
Broadband (VoIP and Data)	63,111	63,052	63,893	63,576	62,830
Video services	22,834	22,646	23,342	23,900	24,719
Voice services	52,062	54,581	57,213	57,381	58,021
	138,007	140,279	144,448	144,857	145,570

Subsidies	25,255	20,375	20,933	22,890	25,268
Network access	39,715	40,243	41,262	42,715	43,728
Other products and services	3,013	3,472	3,406	3,671	3,826
Total operating revenue	$356,039	$356,360	$363,329	$369,088	$371,843

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net loss	$(11,198)	$(3,705)
Add (subtract):
Income tax benefit	(4,248)	(2,174)
Interest expense, net	32,716	29,671
Depreciation and amortization	107,899	42,195
EBITDA	125,169	65,987

Adjustments to EBITDA (1):
Other, net (2)	6,152	3,540
Investment income (accrual basis)	(7,789)	(5,278)
Investment distributions (cash basis)	9,470	5,644
Pension/OPEB expense	1,372	693
Non-cash compensation (3)	678	538
Adjusted EBITDA	$135,052	$71,124

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Schedule of Pro Forma Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Pro Forma
	Three Months Ended
	March 31,
	2018	2017
Net loss	$(11,198)	$(8,548)
Add (subtract):
Income tax benefit	(4,248)	(5,402)
Interest expense, net	32,716	28,544
Depreciation and amortization	107,899	105,441
EBITDA	125,169	120,035

Adjustments to EBITDA (1):
Other, net (2)	6,152	2,119
Investment income (accrual basis)	(7,789)	(5,278)
Investment distributions (cash basis)	9,470	5,644
Pension/OPEB expense	1,372	3,790
Non-cash compensation (3)	678	2,172
Adjusted EBITDA	$135,052	$128,482

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from Adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended
March 31, 2018

Adjusted EBITDA	$135,052

- Cash interest expense	(29,900)
- Capital expenditures	(60,808)
- Cash income (taxes)/refund	(72)

Cash available to pay dividends	$44,272

Dividends Paid	$27,417
Payout Ratio	61.9%

Note: The above calculation excludes the principal payments on our debt

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

	March 31,
Summary of Outstanding Debt:	2018
Term loans, net of discount $8,010	$1,808,815
Revolving loan	22,000
Senior unsecured notes due 2022, net of discount $3,504	496,496
Capital leases	35,058
Total debt as of March 31, 2018	$2,362,369
Less deferred debt issuance costs	(13,417)
Less cash on hand	(11,140)
Total net debt as of March 31, 2018	$2,337,812

Pro Forma Adjusted EBITDA for the
twelve months ended March 31, 2018	$542,778	(a)

Total Net Debt to last twelve months
Adjusted EBITDA - Pro Forma	4.31x

(a) Full benefit of targeted synergies of $55.0 million are not yet fully reflected in Pro Forma Adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net loss	$(11,198)	$(3,705)
Transaction and severance related costs, net of tax	4,804	2,063
Storm costs, net of tax	2,213	-
Local switching support settlement, net of tax	(2,941)	-
Non-cash interest expense for swaps, net of tax	1,739	25
Amortization of commitment fee, net of tax	-	2,160
Ticking fees on committed financing, net of tax	-	4,892
Non-cash stock compensation, net of tax	500	331
Adjusted net income (loss)	$(4,883)	$5,766

Weighted average number of shares outstanding	70,598	50,410
Adjusted diluted net income (loss) per share	$(0.07)	$0.11

Notes:
Calculations above assume a 26.2% and 38.4% effective tax rate for the three months ended March 31, 2018 and 2017, respectively.

Net income per share has been impacted by approximately ($0.11) for the three months ended March 31, 2018 due to increased depreciation and amortization associated with the preliminary valuation of the FairPoint assets.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

				Pro Forma
	March 31,	December 31,	% Change	March 31,	% Change
	2018	2017	in Qtr	2017	YOY

Voice Connections	955,419	972,178	(1.7%)	1,028,231	(7.1%)

Data and Internet Connections	785,230	783,682	0.2%	782,533	0.3%

Video Connections	100,570	103,313	(2.7%)	109,981	(8.6%)

Business and Broadband as % of total revenue (1)	73.2%	74.7%	(2.0%)	73.7%	(0.7%)

Fiber route network miles (long-haul and metro)	36,294	35,984	0.9%	35,550	2.1%

On-net buildings	9,356	9,062	3.2%	8,215	13.9%

Consumer Customers	661,758	671,300	(1.4%)	700,154	(5.5%)

Consumer ARPU	$69.52	$69.66	(0.2%)	$69.30	0.3%

Notes:
(1) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.